Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated February 24, 2025

Registration No. 333-277039

MARRIOTT INTERNATIONAL, INC.

$500,000,000 5.100% Series RR Notes due 2032

$1,500,000,000 5.500% Series SS Notes due 2037

PRICING TERM SHEET

Dated: February 24, 2025

5.100% Series RR Notes due 2032

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.100% Series RR Notes due 2032 (the “Series RR Notes”)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	April 15, 2032

Coupon:	5.100%

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2025

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.293% of the principal amount

Benchmark Treasury:	4.375% due January 31, 2032

Benchmark Treasury Price / Yield:	100-103⁄4 / 4.318%

Spread to Benchmark Treasury:	+ 90 basis points

Yield to Maturity:	5.218%

Optional Redemption Provisions:	Prior to February 15, 2032 (two months prior to their maturity date) (the “Series RR Par Call Date”), the Company may redeem the Series RR Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series RR Notes discounted to the redemption date (assuming the Series RR Notes matured on the Series RR Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series RR Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series RR Notes to the redemption date.

On or after the Series RR Par Call Date, the Company may redeem the Series RR Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series RR Notes being redeemed plus accrued and unpaid interest on the Series RR Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated February 24, 2025.

Trade Date:	February 24, 2025

Expected Settlement Date**:	February 26, 2025 (T+2)

CUSIP / ISIN:	571903 BT9 / US571903BT95

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

BofA Securities, Inc.

Fifth Third Securities, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Scotia Capital (USA) Inc.

Truist Securities, Inc.

Senior Co-Managers:

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

Loop Capital Markets LLC

Capital One Securities, Inc.

BNY Mellon Capital Markets, LLC

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

5.500% Series SS Notes due 2037

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.500% Series SS Notes due 2037 (the “Series SS Notes”)

Aggregate Principal Amount:	$1,500,000,000

Maturity Date:	April 15, 2037

Coupon:	5.500%

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2025

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	98.700% of the principal amount

Benchmark Treasury:	4.625% due February 15, 2035

Benchmark Treasury Price / Yield:	101-26 / 4.398%

Spread to Benchmark Treasury:	+ 125 basis points

Yield to Maturity:	5.648%

Optional Redemption Provisions:	Prior to January 15, 2037 (three months prior to their maturity date) (the “Series SS Par Call Date”), the Company may redeem the Series SS Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series SS Notes discounted to the redemption date (assuming the Series SS Notes matured on the Series SS Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series SS Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series SS Notes to the redemption date.

On or after the Series SS Par Call Date, the Company may redeem the Series SS Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series SS Notes being redeemed plus accrued and unpaid interest on the Series SS Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated February 24, 2025.

Trade Date:	February 24, 2025

Expected Settlement Date**:	February 26, 2025 (T+2)

CUSIP / ISIN:	571903 BU6 / US571903BU68

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

BofA Securities, Inc.

Fifth Third Securities, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Scotia Capital (USA) Inc.

Truist Securities, Inc.

Senior Co-Managers:

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

Loop Capital Markets LLC

Capital One Securities, Inc.

BNY Mellon Capital Markets, LLC

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the notes against payment for the notes on or about February 26, 2025, which will be the second business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes prior to the business day before settlement will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade their notes prior to the business day before settlement should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 800-294-1322, Fifth Third Securities, Inc. at 866-531-5353, TD Securities (USA) LLC at 855-495-9846 or U.S. Bancorp Investments, Inc. at 877-558-2607.